AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is dated November 13, 1999, and is by and between St. James Group, Inc., a Delaware corporation (the "Company"), ClearLogic Acquisition Corp, a New Jersey corporation ("CA"), and ClearLogic, Inc., a New Jersey corporation ("ClearLogic").


                                                 R E C I T A L S


         WHEREAS, the shareholders of ClearLogic ("Shareholders") will own, prior to Closing, the shares of capital stock of ClearLogic as set forth in
Schedule 1 attached hereto, which will constitute all of the issued and outstanding stock of ClearLogic (the "ClearLogic Shares");

         WHEREAS, the Company hereby represents and warrants that it is in full compliance with the Securities Exchange Act of 1934;

         WHEREAS, the Company is the owner of all of the outstanding shares of CA; and

         WHEREAS, the Board of Directors of the Company, CA and ClearLogic deem it advisable that the acquisition by the Company of ClearLogic be effected through the merger (the "Merger") of ClearLogic and CA pursuant to this Agreement and Articles of Merger; and

         WHEREAS, the Company desires to acquire all of the outstanding ClearLogic shares for shares of Common Stock of the Company, in a transaction that qualifies under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, the Boards of Directors of the Company, CA and ClearLogic intend that the Merger constitute a "reorganization" under Section 368(a)(2)(E) of the Code, and the infusion of assets to be a tax-free transfer under Section 351 of the Code and the rules and regulations of the Internal Revenue Service (the "IRS") promulgated thereunder, have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code, and the rules and regulations of the IRS promulgated thereunder, and intend that the Merger be treated as a tax-free merger under the Code and the rules and regulations of the IRS promulgated thereunder.

                                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties agree as follows:

I.  MERGER

         1.01 Merger. CA shall merge with and into ClearLogic pursuant to the Delaware Revised Business Corporation Act (the "Merger") and in accordance with the Certificate of Merger among the Company, CA and ClearLogic (the "Certificate of Merger"), a copy of which is attached hereto as Exhibit 2. The Merger shall be effective on the date on which the Certificate of Merger, or a conformed copy thereof, in substantially the form annexed hereto as Exhibit 2, has been filed with the Secretary of State of Delaware, which filing shall take place upon Closing hereinafter defined.

         1.02. Closing. The Closing of the transaction contemplated by this Agreement (the "Closing") shall take place on the first closing of the offering described in Section 6.01. At Closing, and pursuant to the Articles of Merger, all outstanding ClearLogic Shares and employee stock options shall be cancelled and in lieu thereof the Shareholders shall receive an aggregate of 11,114,458 shares of Company Common Stock (the "Company Shares") and holders of employee stock options shall receive options to purchase 1,635,542 employee stock options of the Company. The Merger shall be a "Reverse Triangular Merger" pursuant to
Section 368 (a)(2)(E) of the Internal Revenue Code.

         1.03. Deliveries. Upon Closing, the parties are delivering the following documents:

                  1.03(a). The items and documents set forth in Sections 1.01 and 1.02.

                  1.03(b).  The Company Shares described in Section 1.02

                  1.03(c). The Company shall deliver the resignations of all of its current officers and directors, and a board and or shareholder resolution electing Sina Khelil, Ronaldo Nascimiento, Philip Burnham and Douglas Schwarzwaelder to the Board of Directors of the Company.

         1.04. Filings. Following with the Closing, the Company shall file a Certificate of Amendment to the Certificate of Incorporation of the Company with the Delaware Secretary of State changing the name of the Company to "ClearLogic, Inc." or a similar name as may be determined by the Board of Directors and shall file a Current Report on Form 8-K reporting the transactions effected by this Agreement.

II.      REPRESENTATIONS AND WARRANTIES OF CLEARLOGIC

         ClearLogic represents and warrants to the Company as follows, as of the date of this Agreement and as of the Closing:

         2.01.  Organization.

                  2.01(a). ClearLogic is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey; ClearLogic has the corporate power and authority to carry on its business as presently conducted; and ClearLogic is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on its business.

         2.02.  Capitalization.

                  2.02(a). As of the Closing, the authorized capital stock and the issued and outstanding shares of ClearLogic will be as set forth on Exhibit 2.02(a). All of the issued

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         and outstanding  shares of ClearLogic will be duly authorized,  validly issued, fully paid and nonassessable.

                  2.02(b). Except as set forth in Exhibit 2.02(b) there are no outstanding options, warrants, or rights to purchase any securities of ClearLogic.

         2.03. Subsidiaries and Investments. ClearLogic does not own any capital stock or have any interest in any corporation, partnership or other form of business organization, except as described in Exhibit 2.03 hereto.

         2.04. Financial Statements. The audited financial statements of ClearLogic as of and for the period since its inception to December 31, 1998, including the audited balance sheet as of June 30, 1999 and the related audited statement of operations for the period then ended (the "Financial Statements") present fairly the financial position and results of operations of ClearLogic, on a consistent basis.

         2.05. No Undisclosed Liabilities. To the best knowledge of ClearLogic, other than as described in Exhibit 2.05 attached hereto and the audited financial statements, ClearLogic is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due, which is not reflected or reserved against in the Financial Statements, except those incurred in the normal course of business.

         2.06. Absence of Material Changes. Since June 30, 1999, except as described in any Exhibit attached hereto or as required or permitted under this
 Agreement, there has not been:

                  2.06(a). any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of ClearLogic, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse;

                  2.06(b). any redemption, purchase or other acquisition of any shares of the capital stock of ClearLogic, or the granting of any rights, warrants, options or commitments by ClearLogic relating to their authorized or issued capital stock; or

                  2.06(c). any change or amendment to the Articles of Incorporation of ClearLogic.

         2.07. Litigation. Except as set forth in Exhibit 2.07 attached hereto, to the best knowledge of ClearLogic there is no litigation, proceeding or investigation pending or threatened against ClearLogic affecting any of its properties or assets that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of ClearLogic or its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         2.08. Title To Assets. ClearLogic has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheets contained in the Financial Statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in Exhibit 2.08 attached hereto or any other Exhibit.

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         2.09. Transactions with Affiliates, Directors and Shareholders.  Except as set forth in Exhibit 2.09 attached hereto, there are and have been no contracts, agreements, arrangements or other transactions between ClearLogic, and any officer, director, or stockholder of ClearLogic, or any corporation or other entity controlled by the Shareholders, a member of the Shareholders' families, or any affiliate of the Shareholders.

         2.10. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of ClearLogic, or any agreement, contract or instrument to which ClearLogic is a party or by which it or any of its assets are bound.

         2.11. Disclosure. To the actual knowledge of ClearLogic, neither this Agreement, the Financial Statements nor any other agreement, document, certificate or written or oral statement furnished to the Company by or on behalf of ClearLogic in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         2.12. Authority. ClearLogic has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Board of Directors of ClearLogic and, other than the approval by the Shareholders of ClearLogic described in Section 6.04, no other corporate proceedings on the part of ClearLogic are necessary to authorize this Agreement and the transactions contemplated hereby.

III.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to ClearLogic as follows, as of the date of this Agreement and as of the Closing:

         3.01.  Organization.

                  3.01(a). The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware; has the corporate power and authority to carry on its business as presently conducted; and is qualified to do business in all jurisdictions where the failure to be so qualified would have a material adverse effect on the business of the Company.

                  3.01(b). The copies of the Certificate of Incorporation, of the Company, as certified by the Secretary of State of Delaware, and the Bylaws of the Company are complete and correct copies of the Certificate of Incorporation and the Bylaws of the Company as amended and in effect on the date hereof. All minutes of meetings and actions in writing without a meeting of the Board of Directors and shareholders of the Company are contained in the minute book of the Company and no minutes or actions in writing without a meeting have been included in such minute book since such delivery to ClearLogic that have not also been delivered to ClearLogic.

         3.02. Capitalization of the Company. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share, of which 2,250,000 shares shall be outstanding immediately prior to the close of the Merger, and 1,000,000 shares of preferred stock, none of which is outstanding or will be outstanding at the close of the Merger. All outstanding shares are duly authorized, validly issued, fully paid and non-assessable. Following the merger issuance of Company Shares, the capitalization of the Company shall be 15,000,000 shares of common stock.

         3.03. Subsidiaries and Investments. Other than CA, the Company does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization. CA is newly organized and has no liabilities or assets.

         3.04. Authority. The Company has full power and authority to enter into this Agreement and to carry out the transactions contemplated herein. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the issuance of the Company Shares in accordance with the terms hereof, have been duly authorized and approved by the Board of Directors of the Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement, the transactions contemplated hereby and the issuance of the Company Shares in accordance with the terms hereof.

         3.05.    No Undisclosed Liabilities.  Other than as described in
Exhibit 3.05 attached hereto, the Company is not subject to any material liability or obligation of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due.

         3.06. Litigation. There is no litigation, proceeding or investigation pending or to the knowledge of the Company, threatened against the Company affecting any of its properties or assets, or, to the knowledge of the Company, against any officer, director, or stockholder of the Company that might result, either in any case or in the aggregate, in any material adverse change in the business, operations, affairs or condition of the Company or any of its properties or assets, or that might call into question the validity of this Agreement, or any action taken or to be taken pursuant hereto.

         3.07. Title To Assets. The Company has good and marketable title to all of its assets and properties now carried on its books including those reflected in the balance sheet contained in the Company's financial statements, free and clear of all liens, claims, charges, security interests or other encumbrances, except as described in the balance sheet included in the Com- pany's financial statements or on any Exhibits attached hereto.

         3.08. Contracts and Undertakings. Exhibit 3.08 attached hereto contains a list of all contracts, agreements, leases, licenses, arrangements, commitments and other undertakings to which the Company is a party or by which it or its property is bound. Each of said contracts, agreements, leases, licenses, arrangements, commitments and undertakings is valid, binding and in full force and effect. The Company is not in material default, or alleged to be in material default, under any contract, agreement, lease, license, commitment, instrument or obligation and, to the knowledge of the Company, no other party to any contract, agreement, lease, license, commitment, instrument or obligation to which the Company is a party is in default thereunder nor, to the knowledge of the Company, does there exist any condition or event which, after notice or lapse of time or both, would constitute a default by any party to any such contract, agreement, lease, license, commitment, instrument or obligation.

         3.09. Underlying Documents. Copies of all documents described in any Exhibit attached hereto (or a summary of any such contract, agreement or commitment, if oral) have been made available to ClearLogic and are complete and correct and include all amendments, supplements or modifications thereto.

         3.10. Transactions with Affiliates, Directors and Shareholders. Except as set forth in Exhibit 3.10 hereto, there are and have been no contracts, agreements, arrangements or other transactions between the Company, and any officer, director, or 5% stockholder of the Company, or any corporation or other entity controlled by any such officer, director or 5% stockholder, a member of any such officer, director or 5% stockholder's family, or any affiliate of any such officer, director or 5% stockholder.

         3.11. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any term or provision of, or constitute a default under, the Certificate of Incorporation or Bylaws of the Company, or any agreement, contract or instrument to which the Company is a party or by which it or any of its assets are bound.

         3.12. Disclosure. To the actual knowledge of the Company, neither this Agreement nor any other agreement, document, certificate or written or oral statement furnished to ClearLogic and the Shareholders by or on behalf of the Company in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or when taken as a whole omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         3.13. Financial Statements. The financial statements of the Company as of and for the year ended June 30, 1999 present fairly the financial position and results of operations of the Company, on a consistent basis.

         3.14. Absence of Material Changes. Since June 30, 1999, except as described in any Exhibit hereto or as required or permitted under this Agreement, there has not been:

                  3.14(a). any material change in the condition (financial or otherwise) of the properties, assets, liabilities or business of Company, except changes in the ordinary course of business which, individually and in the aggregate, have not been materially adverse.

                  3.14(b). any redemption, purchase or other acquisition of any shares of the capital stock of the Company, or any issuance of any shares of capital stock or the granting, issuance or exercise of any rights, warrants, options or commitments by the Company relating to their authorized or issued capital stock.

                  3.14(c). any amendment to the Certificate of Incorporation of the Company.

IV.      SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

         All representations, warranties and covenants of the Company and ClearLogic contained herein shall survive the consummation of the transactions contemplated herein and remain in full force and effect.

V.  CONDITIONS TO CLOSING

         5.01. Conditions to Obligation of ClearLogic. The obligations of ClearLogic under this Agreement shall be subject to each of the following conditions:

                  5.01(a). The representations and warranties of the Company herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  5.01(b). No injunction or restraining order shall be in effect, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before a court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.01(c). All statutory requirements for the valid consummation by the Company of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by the Company of the transactions contemplated by this Agreement shall have been obtained.

                  5.01(d). The fulfillment by the Company of all of its obligations under this agreement and any and all related documents (including the sale of the offering set forth in Section 6.01.)

         5.02. Conditions to Obligations of the Company. The obligation of the Company under this Agreement shall be subject to the following conditions:

                  5.02(a). The representations and warranties of ClearLogic herein contained shall be true in all material respects as of the Closing, and shall have the same effect as though made at the Closing; ClearLogic shall have performed in all material respects all obligations and complied in all material respects, to its actual knowledge, with all covenants and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

                  5.02(b). No injunction or restraining order shall be in effect prohibiting this Agreement, and no action or proceeding shall have been instituted and, at what would otherwise have been the Closing, remain pending before the court to restrain or prohibit the transactions contemplated by this Agreement.

                  5.02(c). All statutory requirements for the valid consummation by ClearLogic of the transactions contemplated by this Agreement shall have been fulfilled. All authorizations, consents and approvals of all governments and other persons required to be obtained in order to permit consummation by ClearLogic of the transactions contemplated by this Agreement shall have been obtained.

                  5.02(d) The fulfillment of the obligations of ClearLogic set forth in Section 6.04.

VI.      CERTAIN AGREEMENTS

         6.01. Placement. The Company shall immediately commence the preparation of a private placement information to issue or sell $1,000,000 in 8% Debentures at a price of 100% per share. The infusion of cash in this placement is intended to qualify as a tax-free transaction under Section 351 of the Code. The Company shall rely on information provided by ClearLogic in the preparation of such private placement information. ClearLogic agrees to indemnify the Company and persons who control the Company for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to ClearLogic; provided that such statement or omission was made in reliance on information provided in writing by ClearLogic. The Company agrees to indemnify ClearLogic and persons who control ClearLogic for any false statement of a material fact or the omission of any material fact required to be included to make the statements made in the memorandum not misleading, related to the Company; provided that such statement or omission was made in reliance on information provided in writing. The parties acknowledge, however, that it is the position of the Securities and Exchange Commission that indemnification for liabilities under the federal securities laws is against public policy and is unenforceable.

         6.02. Reporting Requirements. The Company shall file all reports required by Section 13 of the Securities Exchange Act of 1934 and shall maintain its books and records in accordance with Sections 12 and 13 thereof. The parties agree that the breach of this Section 6.02 shall constitute a material breach of this Agreement.

         6.03. Shareholder Approval. ClearLogic shall submit the Merger to its Shareholders for approval, and the Company shall approve the Merger as the sole shareholder of CA. The Closing is subject to not more than 5% of the ClearLogic shareholders electing dissentor's rights under the Delaware General Corporation law. The Board of Directors of the Company, prior to the Closing, will reserve sufficient shares of Company Common Stock for issuance pursuant to the terms of the Articles of Merger and take such other action as is necessary in connection therewith.

VII.     MISCELLANEOUS

         7.01. Finder's Fees, Investment Banking Fees. Neither ClearLogic nor the Company have retained or used the services of any person, firm or corporation in such manner as to require the payment of any compensation as a finder or a broker in connection with the transactions contemplated herein.

         7.02. Tax Treatment. The transactions contemplated hereby are intended to qualify as a so-called "tax-free" reorganization under the provisions of
Section 368 of the Code and as a tax free transfer under Section 351 of the Code. The Company and ClearLogic acknowledge, however, that they each have been represented by their own tax advisors in connection with this transaction; that neither has made any representation or warranty to the other with respect to the treatment of such transaction or the effect thereof under applicable tax laws, regulations, or interpretations; and that no attorney's opinion or private revenue ruling has been obtained with respect to the effects thereof under the Internal Revenue Code of 1986, as amended.

         7.03. Further Assurances. From time to time, at the other party's request and without further consideration, each of the parties will execute and deliver to the others such documents and take such action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         7.04. Parties in Interest. Except as otherwise expressly provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective heirs, beneficiaries, personal and legal representatives, successors and assigns of the parties hereto.

         7.05. Entire Agreement; Amendments. This Agreement, including the Schedules, Exhibits and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         7.06. Headings, Etc. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

         7.07. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

         7.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         7.09. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (excluding conflicts of laws principles) applicable to contracts to be performed in the State of Delaware.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as the date first above written.

ST. JAMES                                                 CLEARLOGIC, INC.
  GROUP, INC.


By:                                                        By:
Name:                                                      Name:
Title:                                                     Title:


CLEARLOGIC ACQUISITION CORP.


By:
Name:
Title:

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